U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

     Intrepid International, S.A.
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     (Last)                    (First)                    (Middle)

     TORRE UNIVERSAL Ave.  Frederico Boyd Piso No. 12
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                                                         (Street)
     Panama, Rep.  De Panama
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     (City)                    (State)                    (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

           11/30/97

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol

           Telco Communications, Inc. [TLCO]

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     (  )  Director                         ( X )  10% Owner
     (  )  Officer (give title below)       (   )  Other (specify below)

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6.   If Amendment, Date of Original (Month/Year)

7.   Individual of Joint/Group Filing (Check applicable line)

     ( X ) Form Filed by One Reporting Person
     (   ) Form Filed by More than One Reporting Person


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b) (v)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

             Table I - Non-Derivative Securities Beneficially Owned

================================================================================
                     Amount of                             Nature of
                    Securities        Ownership Form:      Indirect
  Title of         Beneficially        Direct (D) or      Beneficial
  Security             Owned           Indirect (I)        Ownership
 (Instr. 4)         (Instr. 4)          (Instr. 5)        (Instr. 5)
--------------------------------------------------------------------------------
Common Stock        42,043,174               D                N/A
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================================================================================

                        Table II - Derivative Securities
                     Beneficially Owned (e.g., puts, calls,
                   warrants, options, convertible securities)


============================================================================================================
              2. Date Exercisable and          3. Title and
              Expiration Date                      Amount of
              (Month/Day/Year)                    Securities
                                                  Underlying
                                                  Derivative
                                                   Security
                                                  (Instr. 4)
============================================================================================================
                                                                                   5. Owner-
                                                                                   ship Form
                                                                                   of
                                                                      4.           Derivative
                                                                      Conversion   Security:    6. Nature
                                                           Amount     or           Direct (D)   of
1. Title of                                                or         Exercise     or           Indirect
Derivative                                                 Number     Price of     Indirect     Beneficial
Security         Date              Expiration              of         Derivative   (I)          Ownership
(Instr. 4)    Exercisable             Date        Title    Shares     Security     (Instr. 5)   (Instr. 5)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

============================================================================================================


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.